June 28, 2016

Mr. Corrado De Gasperis Comstock Mining Inc.
1200 America Flat Road, PO Box 1118 Virginia City, NV 89440

Dear Corrado:

International Assets Advisory LLC ("IAA"), by and through its OSJ Branch Office Rockport Global Advisors, (collectively "ADVISOR") is pleased to act as financial advisor and placement agent to Comstock Mining Inc., (the "Company") with respect to strategic advisory services and the Company's capital raising efforts via the Board approved ATM from the Company's shelf registration statement declared effective by the SEC on February 5, 2016,, with an expiration date of February 5, 2019. ADVISOR will also assist the Company in the review of potential financing alternatives available to the Company, to provide the Company with recommendations with respect to the options available to it for meeting its capital needs, and to evaluate potential strategic options.

1.	Services. In connection with this engagement, ADVISOR will perform the following services:

a.	Review the Company's current financing arrangements;

b.	Analyze the Company's operating projections and market conditions;

c.	Provide the Company management with recommendations regarding methods of addressing the Company's financing needs;

d.
To represent the Company in its efforts to obtain financing in the form of a private sale(s) of shares or direct market sale(s) of securities under the approved ATM. ADVISOR will assist the Company with potential investors who may have an interest in purchasing the Company's common shares in a negotiated sale and will advise the Company with respect to the proposed terms and conditions of the purchase. ADVISOR will help the Company prepare for investor meetings, management presentations, responses to requests for data and other activities. ADVISOR will assist the Company in managing the process of negotiating and closing the financing. This includes reviewing all proposals from potential financing sources, analyzing the terms of such proposals and participating in presentations to the Company's Board of Directors regarding any proposals, as well as reviewing the transaction documentation and other closing activities. The Company is free, at its sole discretion, to accept or reject the terms of any proposed purchase;

2. Information Provided to ADVISOR, In connection with our engagement, the Company has agreed to furnish to ADVISOR on a timely basis, all relevant information needed by ADVISOR to perform under the

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terms of this agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to the Company; to rely (without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to all relevant information, including such information as we may request with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections. We agree that all non-public information obtained by us in connection with our engagement will be held by us in confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.

We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, all information supplied to us with respect to the Company to be true, correct and complete in all material respects and not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change.

3.	Company Representations. The Company will:

a.
Retain Company counsel and request that they address and deliver to the Company and us a letter dated as of the date of the Closing any Capital Raising Transaction containing statements customary for similar transactions and addressing such additional matters as ADVISOR shall reasonably request;

b.
As a condition to the closing of any public offering transaction, retain independent public accountants and request that they address and deliver to the Company and to ADVISOR a letter or letters (which letters are frequently referred to as "Comfort Letters") dated as of the date of the Closing of the Capital Raising Transaction;

c.
As a condition to the closing of any public offering transaction, obtain from its officers and directors written lock-up agreements restricting each such person from selling any shares of Common Stock of the Company for a period of 90 days after the closing of the transaction without the prior written consent of ADVISOR, in a form reasonably acceptable to both the Company and ADVISOR.

4.
Scope of Engagement The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company. ADVISOR has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, ADVISOR shall not be required to render any advice or reports in writing or to perform any other services.

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5.
Term of Engagement. Our representation on an exclusive basis will continue for a period of not less than Twelve (12) months from the date this letter agreement is executed with ADVISOR or the expiration of the Effective Shelf Registration which shares are registered for sale under the Board approved ATM, whichever is longer; provided however, that either party may terminate the relationship at any time upon thirty (30) days written notice to the other party. Notwithstanding the foregoing, in the event of termination or expiration of this agreement, ADVISOR's expenses incurred will be payable in full.

6.	Fees and Expenses. ALL Fees and Expenses due will be made payable to and sent directly to the broker/dealer IAA.

The Company agrees to pay the success fees provided for below:

a.
Financial Advisory Fee/ Placement Fee. The Company will pay a non-refundable retainer of $5,000 which will cover the first 30 days of the engagement, which is due with the execution of this agreement and pay $5,000 monthly thereafter the 1st of each month for the remaining term of this agreement.

b.
Placement Agent Fee: Any sales of Company securities as dictated to ADVISOR under the board approved ATM transaction(s) will pay to ADVISOR a 2.5% (two and one half percent) commission which will be paid directly from gross proceeds of the sale prior to settlement of the transaction and funds being dispersed to the Company.

c.	Expenses: Company will reimburse ADVISOR for all approved out of pocket expenses incurred under execution of this Financial Advisory Agreement.

d.
It shall be noted that the fee structure set forth herein applies to a contemplated offering of securities by the Company from the current Effective Shelf Registration (as described in first paragraph) under the Board approved ATM only.

7.
Indemnity and Contribution. The parties agree to the terms the indemnification agreement attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph shall survive any termination of this agreement.

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8.
Other Business. The Company understands that if ADVISOR is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter under section (6), then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of ADVISOR's engagement(s).

9.
Other ADVISOR Activities. ADVISOR is an independent firm that offers brokerage and investment services through IAA, (the Broker/Dealer). All Securities are offered through IAA (member FINRA/SIPC). In the ordinary course of our activities, ADVISOR or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company. The Company also acknowledges that ADVISOR and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict ADVISOR in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties and that might compromise confidential information delivered by the Company to ADVISOR.

10.
Confidentiality of Advice. Except as otherwise provided in this paragraph, any written or other advice rendered by ADVISOR pursuant to its engagement hereunder is solely for the use and benefit of the Board of Directors of the Company and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Board of Directors, without ADVISOR's prior written approval, unless such disclosure is required by law. In addition, ADVISOR may not be otherwise publicly referred to without its prior written consent.

11.
Compliance with Applicable Law. In connection with this engagement, the Company and ADVISOR will comply with all applicable federal, state and foreign securities laws and other applicable laws and regulations.

12.
Independent Contractor. ADVISOR is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and ADVISOR or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which ADVISOR has provided services hereunder shall be solely those of the Company, and ADVISOR shall have no liability relating thereto or arising therefrom. ADVISOR shall have no authority to bind or act for the Company in any respect. It is understood that ADVISOR's responsibility to the Company is solely contractual in nature and that ADVISOR does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

13.
Successors and Assigns . This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the

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officers, directors, employees, consultants, agents and controlling persons of ADVISOR and their respective successors, assigns and parent companies.

14.
Announcements. Upon completion of Capital Raising Transaction, Acquisition Transaction or Sale Transaction, the Company grants to ADVISOR the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by ADVISOR, the whole subject to the Company's prior approval and all costs of such announcement(s) will be borne by ADVISOR.

15.
Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

a.	if to the Company, at the address on the first page hereof, or at such address or facsimile number as shown in ADVISOR's records as may be updated in writing from time to time; or

b.	if to ADVISOR, one copy should be sent to 2502 Rocky Point Drive, Suite 550, Tampa FL 33607
, Attn: Norm Farra or at such other address as the Company shall have furnished to the Company, facsimile number (813) 388-4270 with a copy to 100 North Tampa Street, Suite 1000, Tampa FL 33602, Attn: Martin Traber, facsimile number (813) 221-4210 and 390 North Orange Ave, Suite 750, Orlando FL 32801 Attn: Ed Cofrancesco, facsimile (407) 254-1505.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 5 business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, the business day following confirmation of facsimile transfer or, or, if sent by nationally recognized overnight delivery service, on the date when delivered.

16.
Governing Law. This agreement shall be governed by and construed under the laws of the State of Florida applicable to contracts made and to be performed entirely within the State of Florida. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, shall be decided by the state and federal courts sitting in the City and County of Tampa, FL. Both parties hereby irrevocably waive the right to trial by jury. The prevailing party in litigation on shall be entitled to reasonable attorneys' fees. The provisions of this paragraph shall survive any termination of this agreement.

17.
General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be

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invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.
[Balance of Page Intentionally Blank]

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If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to ADVISOR.

Very truly yours,

Rockport Global Advisors, LLC

By : /s/ Norm Farra, Managing Director, Investment Banking

International Asset Advisory, LLC
By: /s/ Dave Wienberger CFO

The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.

Comstock Mining Inc.,

By: /s/ Corrado De Gasperis

Title: President & CEO

[Signature Page to Engagement Letter]

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APPENDIX A-INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless ADVISOR (which for avoidance of doubt also includes IAA) and their officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended) (ADVISOR and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any third party action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise,
(i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any private placement memorandum, registration statement or other marketing or solicitation materials (including documents, incorporated by reference) (the "Offering Documents") or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and ADVISOR under the terms of this letter agreement or (ii) if the allocation provided for by clause
(i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and ADVISOR in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and ADVISOR shall be deemed to be in the same proportion as the fee the Company actually pays to ADVISOR bears to the total value of the consideration paid or to be paid by the Company and/or the Company's shareholders in the transaction(s) contemplated ' in this letter agreement. The relative fault of the Company and ADVISOR shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by ADVISOR and the Company’s and ADVISOR's relative intent, knowledge, access to information and opportunity to correct. The Company and ADVISOR agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations.

Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company. The Company further agrees that, without ADVISOR's prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A. The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed). Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A. Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities.

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